UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549



                                    FORM 8-K

                                 Current Report

                        Pursuant to Section 13 or 15 (d)

                     of the Securities Exchange Act of 1934


                 Date  of  Report   (Date  of earliest event reported):
                      October 2, 1998 (September 11, 1998)


                            HOMESTAKE MINING COMPANY
             (Exact name of Registrant as specified in its charter)




      Delaware                     1-8736                   94-2934609
   (State or other               (Commission             (I.R.S.  Employer
   jurisdiction of               File Number)            Identification Number)
   incorporation)



         650 California Street, San Francisco, California 94108-2788
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (415) 981-8150
                                                  http://www.homestake.com

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Item 5.    Other Items


1. Revised Exchange Ratio for the Homestake Acquisition of the Minority Interests in Prime.

         On September 11, 1998 Prime and Homestake announced that Homestake and the Board of Directors of Prime had reached an agreement (the "Arrangement") for Homestake's acquisition of the 49.4% of Prime held by the public. Under the terms of the Arrangement, Prime shareholders will have the choice of receiving 0.74 Homestake common shares or 0.74 Homestake Canada Inc. ("HCI") exchangeable shares for each Prime share held by them. Each HCI exchangeable share would be exchangeable for one Homestake common share at any time at the option of the holder, and will have dividend and voting rights essentially equivalent to those of one Homestake common share.

         The transaction is to be structured as an arrangement under the British Columbia Companies Act. Completion of the Arrangement is subject to approval by the British Columbia Supreme Court and by Prime shareholders, and the Homestake shareholders must vote to adopt a
         Restated Certificate of Incorporation that, among other things, authorizes the Homestake common shares necessary to effect the Arrangement. A total of 75% of all Prime shares represented at its shareholders' meeting, including the Prime shares owned by HCI, must approve the transaction. In addition, the Arrangement must be approved by two-thirds of the Prime shares present and voting on the Arrangement, excluding shares voted by HCI and certain affiliates. If all necessary approvals are obtained, completion of the Arrangement is expected in mid-December, 1998.

         The Arrangement would result in the issuance of a total of 27.8 million Homestake common and HCI exchangeable shares in exchange for the 37.6 million Prime shares held by the minority shareholders of Prime.

         A copy of the Registrant's September 11, 1998 news release is attached as Exhibit 99.4.

2.       Revised Mining Plan for Reduced Operations at Mt Charlotte Mine

         On September 15, 1998 the Registrant announced that a revised mining plan would be implemented immediately at its 50%-owned Mt Charlotte underground gold mine in Western Australia. This decision was reached following a thorough evaluation of current economic and operational factors. The mine has experienced a downturn in economic performance and an accelerated level of ground movement. The Company's primary concern is that appropriate safety levels are maintained, while meeting the challenges presented by the current uneconomic conditions at the mine.

         A copy of the Registrant's September 15, 1998 news release is attached as Exhibit 99.5.


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


3.       Election of Director/Amended Bylaws

         Effective September 25, 1998, Gerhard Ammann became a member of the Registrant's Board of Directors. The Bylaws of the Registrant were amended to increase the number of Directors to 13.

         A copy of the  Registrant's  Bylaws (as amended  through  September 25,
         1998) is attached as Exhibit 3.5.


4. Homestake Estimates Nonrecurring Charges Against 1998 Third Quarter Operating Results

         On October 2, 1998 the Registrant announced that it plans to take several nonrecurring charges against 1998 third quarter results. Based on a review of the carrying values of certain assets in the persistent low gold price environment and the impact of specific operational issues during the third quarter, Homestake estimates that it will record noncash charges totaling approximately $167 million after tax ($188 million pretax). These amounts include the estimated costs related to the reduced operations at the Mt Charlotte mine noted in
         Item 5-2 above.


         A copy of the Registrant's  October 2, 1998 news release is attached as
         Exhibit 99.6.


7(c)     Exhibits

  3.5    Bylaws (as amended through September 25, 1998) of Homestake Mining
         Company.

 99.4 News Release, dated September 11, 1998 announcing the Registrant's revised offer to acquire the Prime Resources Group Inc. minority interests.

 99.5 News Release, dated September 15, 1998 announcing the Registrant's revised mining plan for reduced operations at the Mt Charlotte mine.

 99.6 News Release, dated October 2, 1998 announcing the Registrant's estimated nonrecurring charges against 1998 third quarter operating results.


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


                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:   October 2, 1998



                                                HOMESTAKE MINING COMPANY
                                                      (Registrant)



                                              By:  /s/ David W. Peat
                                                  ------------------
                                                  David W. Peat
                                                  Vice President and Controller





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